Exhibit 10.16

TAX RECEIVABLE AGREEMENT (TRIMARAN CABINET CONTRIBUTION)
among
NORCRAFT COMPANIES, INC.
and
EACH SHAREHOLDER OF TRIMARAN CABINET CORP.

Dated as of November 13, 2013

TAX RECEIVABLE AGREEMENT (TRIMARAN CABINET CONTRIBUTION)
This TAX RECEIVABLE AGREEMENT (TRIMARAN CABINET CONTRIBUTION) (“Agreement”), dated as of November 13, 2013 and effective simultaneously with the Norcraft Contribution (as that term is defined in the Reorganization Agreement (as defined herein)), is hereby entered into by and among Norcraft Companies, Inc., a Delaware corporation (“Corporate Taxpayer”), each Shareholder (as defined below), and each of the successors and assigns thereto.
RECITALS
WHEREAS, in connection with the initial public offering of Common Stock (as defined below) of Corporate Taxpayer (the “IPO”), Corporate Taxpayer, Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings LP”), and Norcraft Companies, LLC, a Delaware limited liability company (“Holdings LLC”) will, pursuant to the Reorganization Agreement, enter into a series of transactions to reorganize their respective capital structures (the “Reorganization”);
WHEREAS, as part of the Reorganization, the Shareholders will collectively contribute 100% of the equity interest of Trimaran Cabinet Corp. (“Trimaran Cabinet”) to Corporate Taxpayer (the “Contribution”) in exchange for (A) common stock (the “Common Stock”) of Corporate Taxpayer and (B) the amounts payable pursuant to and subject to the terms of this Agreement;
WHEREAS, as a result of the Contribution, Corporate Taxpayer will be entitled to use the net operating and capital losses that relate to taxable years or portions thereof ending on or before the date hereof of Trimaran Cabinet (the “Trimaran Cabinet NOLs” which, for purposes of clarification, shall not include amounts that are duplicative of any carryovers or carrybacks of Tax items attributable to any Trimaran Cabinet Basis Adjustment and which shall be calculated taking into account the last sentence of the definition of Cumulative Net Realized Tax Benefit);
WHEREAS, Holdings LP had in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year of Holdings LP that closed as of the date of the purchase, for U.S. federal income tax purposes, by Trimaran Cabinet of interests in Holdings LP pursuant to the Original Acquisition, and there are remaining Trimaran Cabinet Basis Adjustments attributable to such purchase;
WHEREAS, the income, gain, loss, deduction and other Tax (as defined below) items of Corporate Taxpayer may be affected by (i) the NOLs (as defined below), (ii) the Basis Adjustments (as defined below) and (iii) the Imputed Interest (as defined below);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs, the Basis Adjustments and the Imputed Interest on the liability for Taxes of Corporate Taxpayer and its wholly-owned Subsidiaries (as defined below);
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.
“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Amended Schedule” has the meaning set forth in Section 2.2(b) of this Agreement.
“Applicable Shareholder” means any present or former Shareholder to whom any portion of a Tax Benefit Payment for a taxable year is Attributable hereunder.
“Attributable”: The portion of any Tax Benefit Payment for a taxable year that is “Attributable” to any present or former LLC Unit Holder (other than, for clarity, Corporate Taxpayer and its Subsidiaries) or Shareholder under any Tax Receivable Agreement (each LLC Unit Holder and Shareholder, a “TRA Holder”) for a taxable year shall be equal to the product of (i) the TRA Holder’s Hypothetical Tax Benefit Percentage (as defined below) for such taxable year multiplied by (ii) the Tax Benefit Payment made (or to be made) by Corporate Taxpayer with respect to such taxable year. A TRA Holder’s “Hypothetical Tax Benefit Percentage” for a taxable year shall be equal to a fraction, the numerator of which equals the TRA Holder’s Hypothetical Unpaid Tax Benefit Amount and the denominator of which equals the sum of the Hypothetical Unpaid Tax Benefit Amounts for all TRA Holders, in each case determined immediately prior to payment of the relevant Tax Benefit Payment. A TRA Holder’s “Hypothetical Unpaid Tax Benefit Amount” equals the excess, if any, of the TRA Holder’s Hypothetical Tax Benefit Amount over the portions of Tax Benefit Payments (excluding any Interest Amount) previously paid to the TRA Holder. A TRA Holder’s “Hypothetical Tax Benefit Amount” equals the amount calculated for such TRA Holder in clause (X), (Y) or (Z) below, as applicable, in each case calculated assuming Corporate Taxpayer and its Subsidiaries realize or have realized in each taxable year (or portion thereof) sufficient income to realize all potential tax savings as a result of the tax attributes and benefits that are the subject of the Tax Receivable Agreements: (X) in the case of a Hypothetical Tax Benefit Amount being calculated for an LLC Unit Holder, 85% of the Cumulative Net Realized Tax Benefit that would have been realized assuming (a) no NOLs were ever used, (b) there have never been Exchanges by Persons other than such LLC Unit Holder, (c) there were no Basis Adjustments as a result of the Original Acquisition, and (d) for the avoidance of doubt, no payments were made under any Tax Receivable Agreement to any Person other than such LLC Unit Holder; (Y) in the case of a Hypothetical Tax Benefit Amount being calculated for a Shareholder of Trimaran Cabinet Corp., (i) such Shareholder’s percentage ownership of Trimaran Cabinet Corp. immediately prior to the Reorganization (as set forth on Annex A hereto), multiplied by (ii) 85% of the Cumulative Net Realized Tax Benefit that would have been realized assuming (a) no SKM Norcraft NOLs were ever used, (b) there have never been Exchanges by any LLC Unit Holder, (c) there were no SKM Norcraft Basis Adjustments as a result of the Original Acquisition, and (d) for the avoidance of doubt, no payments were made under any Tax Receivable Agreement to any Person other than Shareholders of Trimaran Cabinet; and (Z) in the case of a Hypothetical Tax Benefit Amount being calculated for a Shareholder of SKM Norcraft Corp., (i) such Shareholder’s percentage ownership of SKM Norcraft Corp. immediately prior to the Reorganization (as set forth on Annex A hereto), multiplied by (ii) 85% of the Cumulative Net Realized Tax Benefit that would have been realized assuming (a) no Trimaran Cabinet NOLs were ever used, (b) there have never been Exchanges by any LLC Unit Holder, (c) there were no Trimaran Cabinet Basis Adjustments as a result of the Original Acquisition, and (d) for the avoidance of doubt, no payments were made under any Tax Receivable Agreement to any Person other than Shareholders of SKM Norcraft Corp. Corporate Taxpayer may interpret this definition so as to effectuate the intention of the parties to the Tax Receivable Agreements that aggregate Tax Benefit Payments be shared among such parties in proportion to the tax savings Corporate Taxpayer and its wholly-owned Subsidiaries would have realized after the date hereof (assuming Corporate Taxpayer and its Subsidiaries realize sufficient income to realize all potential tax savings as a result of the tax attributes that are the subject of the Tax Receivable Agreements) attributable to, relating to, or arising from (A) the case of an LLC Unit Holder, Exchanges by such LLC Unit Holder and payments of portions of Tax Benefit Payments to such LLC Unit Holder, and (B) in the case of a Shareholder under a Tax Receivable Agreement, such Shareholder’s proportionate share (consistent with the percentage ownership of Trimaran Cabinet Corp,. and SKM Norcraft Corp. set forth on Annex A) of NOLs and Basis Adjustments of Trimaran Cabinet Corp. or SKM Norcraft Corp. and payments of portions of Tax Benefit Payments to Shareholders of Trimaran Cabinet Corp. or SKM Norcraft Corp., as applicable. If a TRA Holder assigns its rights under the TRA to another Person, such Person shall be treated as if such Person were the original TRA Holder for purposes of the calculations in this definition.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 743(b), 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder and, in each case, comparable sections of state and local tax laws, as a result of (i) the Original Acquisition (but only to the extent of any such remaining adjustments as of the date following the date hereof ), (ii) an Exchange, and (iii) the payments made pursuant to any of the Tax Receivable Agreements. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more LLC Units shall be determined without regard to any Pre-Exchange Transfers of such LLC Units and as if any such Pre-Exchange Transfers had not occurred.
A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.
“Board” means the Board of Directors of Corporate Taxpayer.
“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.
A “Change in Control” shall be deemed to have occurred if or upon:
(i) the stockholders of the Corporate Taxpayer approve the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Corporate Taxpayer’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to any Subsidiary of Corporate Taxpayer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of its wholly-owned Subsidiaries or merger of such entities into one another or Corporate Taxpayer will constitute a “Change in Control”;
(ii) the stockholders of Corporate Taxpayer approve a merger or consolidation of Corporate Taxpayer with any other person, other than a merger or consolidation which would result in the Voting Securities of Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;
(iii) the stockholders of Corporate Taxpayer approve the adoption of a plan the consummation of which would result in the liquidation or dissolution of Corporate Taxpayer;
(iv) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of Corporate Taxpayer; (b) a corporation or other entity owned, directly or indirectly, by the stockholders of Corporate Taxpayer in substantially the same proportions as their ownership of stock of Corporate Taxpayer; (c) SKM Equity Fund III, L.P. and its Affiliates ((a) through (c) collectively are referred to herein as “Exempt Persons”)) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50.01% of the aggregate voting power of the Voting Securities of Corporate Taxpayer;
(v) during any 12 month period, individuals who at the beginning of such period composed the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Corporate Taxpayer was approved by a vote of 66 2/3% of the directors of Corporate Taxpayer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or
(vi) any sale or exchange of the equity securities in Trimaran Cabinet Corp. or SKM Norcraft Corp. (other than a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of such entities or merger of such entities into one another or Corporate Taxpayer) that would cause either entity to either (A) no longer be part of an “affiliated group” within the meaning of Code Section 1504 with Corporate Taxpayer that files a consolidated income Tax Return with Corporate Taxpayer for U.S. federal income tax purposes (and that also joins with Corporate Taxpayer in filing any combined or unitary Tax Returns allowable under applicable state or local law) or (B) no longer be directly or indirectly wholly owned by Corporate Taxpayer.
“Code” has the meaning set forth in the Recitals of this Agreement.
“Common Stock” has the meaning set forth in the Recitals of this Agreement.
“Contribution Tax Receivable Agreements” means, collectively, the Tax Receivable Agreement (Trimaran Cabinet Contribution) and the Tax Receivable Agreement (SKM Norcraft Contribution).
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
“Corporate Taxpayer” has the meaning set forth in the Preamble of this Agreement.
“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of Corporate Taxpayer (or any Tax Return filed for a consolidated, affiliated, combined or unitary group of which Corporate Taxpayer is a member) filed with respect to Taxes of any taxable year.
“Cumulative Net Realized Tax Benefit” for a taxable year means the cumulative amount of Realized Tax Benefits for all taxable years or portions thereof beginning after the date hereof of (i) Corporate Taxpayer and (ii) its wholly-owned Subsidiaries, up to and including such taxable year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each taxable year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule (and the most recent schedules or amended schedules described in the Other Tax Receivable Agreements), if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit is being calculated with respect to a portion of a taxable year (e.g., if a relevant taxable year does not close on the date hereof), then calculations of the Cumulative Net Realized Tax Benefit (including determinations relating to NOLs, Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date (e.g., the date hereof if a relevant taxable year does not close on the date hereof).
“Default Rate” means LIBOR plus 200 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” has the meaning set forth in Section 4.2 of this Agreement.
“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.
“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.
“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.
“Early Termination Rate” means 8% per annum.
“Exchange” means an acquisition or purchase of LLC Units by Corporate Taxpayer from a person who is party to the Tax Receivable Agreement (Exchanges) (including a permitted assignee under Section 7.5 of such Agreement who is a party by reason of a joinder), including by way of an exchange of Corporate Taxpayer shares for LLC Units (or, at the election of Corporate Taxpayer, for cash), in each case occurring on or after the date of this Agreement. Any reference in this Agreement to Units “Exchanged” is intended to denote Units that are the subject of an Exchange.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Date” means the date of any Exchange.
“Expert” has the meaning set forth in Section 7.8 of this Agreement.
“Holdings LP” has the meaning set forth in the Recitals of this Agreement.
“Holdings LLC” has the meaning set forth in the Recitals of this Agreement.
“Hypothetical Tax Liability” means, with respect to any taxable year or portion thereof, the liability for Taxes for such taxable year or portion thereof of (i) Corporate Taxpayer and (ii) its wholly-owned Subsidiaries (which, for clarity, does not include Holdings LLC), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return but (i) using the Non-Stepped Up Tax Basis (as defined in each of the Tax Receivable Agreements), (ii) without taking into account the use of NOLs, if any, and (iii) excluding any deduction attributable to Imputed Interest for the taxable year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any of the items described in the previous sentence. If a Hypothetical Tax Liability is being calculated with respect to a portion of a taxable year (e.g., if a relevant taxable year does not close on the date hereof), then calculations of the Hypothetical Tax Liability (including determinations relating to NOLs, Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date (e.g., the date hereof if a relevant taxable year does not close on the date hereof).
“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to Corporate Taxpayer’s payment obligations under the Tax Receivable Agreements.
“Initial Debt Documents” has the meaning set forth in Section 4.1(b) of this Agreement.
“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
“IPO” has the meaning set forth in the Recitals of this Agreement.
“IRS” means the Internal Revenue Service.
“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings LLC, dated on or about the date hereof, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.
“LLC Unit Holder” means a holder of LLC Units other than the Corporate Taxpayer and its direct and indirect Subsidiaries, listed on Annex A.
“LLC Unit Holder Representative” has the meaning given such term in the Tax Receivable Agreement (Exchanges).
“LLC Units” means the limited liability company units of Holdings LLC.
“Market Value” shall mean the closing price per share of the Common Stock on the applicable determination date on the national securities exchange or interdealer quotation system on which such Common Stock are then traded or listed, as reported by the Wall Street Journal (or other mutually acceptable electronic or print publication); provided, that if the closing price is not reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication)for the applicable determination date, then the “Market Value” shall mean the closing price of the Common Stock on the Business Day immediately preceding such determination date on the national securities exchange or interdealer quotation system on which such Common Stock are then traded or listed, as reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication)provided further, that if the Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the fair market value of the Common Stock on the applicable determination date, as determined by the Board in good faith.
“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.
“NOLs” means the sum of the amount of the Trimaran Cabinet NOLs and the SKM Norcraft NOLs (as that term is defined in the Tax Receivable Agreement (SKM Norcraft Contribution)).
“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.
“Original Acquisition” means the purchase, for federal income tax purposes, by Trimaran Cabinet Corp., SKM Norcraft Corp., and other parties of interests in Holdings LP (of which Holdings LLC is intended to be a “continuation” for U.S. federal income tax purposes) pursuant to the Unit Purchase Agreement dated as of August 29, 2003 by and between Norcraft Holdings, L.P., Norcraft Companies, L.P., Goense, Bounds & Limited Partners B, L.P., and the other parties thereto.
“Other Tax Receivable Agreements” means, collectively, the Tax Receivable Agreement (SKM Norcraft Contribution) and the Tax Receivable Agreement (Exchanges).
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Percentage Interest” means, with respect to a Shareholder, such Shareholder’s percentage ownership by value of Trimaran Cabinet as of immediately prior to the Reorganization, as set forth on Annex A.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means, with respect to an LLC Unit, any transfer (including upon the death of an LLC Unit Holder) (i) that occurs prior to an Exchange of such LLC Unit or LLC Units and (ii) to which Section 743(b) of the Code applies.
“Realized Tax Benefit” means, for a taxable year (or portion thereof), the excess, if any, of the Hypothetical Tax Liability for such taxable year (or portion thereof) over the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer and (ii) its wholly-owned Subsidiaries. If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. For clarity, the calculation of a Realized Tax Benefit shall not take into account any liability of the Corporate Taxpayer or its Subsidiaries for which the Corporate Taxpayer or its Subsidiaries has been indemnified or is entitled to an indemnity pursuant to the Reorganization Agreement. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year (e.g., if a relevant taxable year does not close on the date hereof), then calculations of such actual liability (including determinations relating to NOLs, Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date (e.g., the date hereof if a relevant taxable year does not close on the date hereof).
“Realized Tax Detriment” means, for a taxable year (or portion thereof), the excess, if any, of the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer and (ii) its wholly-owned Subsidiaries over the Hypothetical Tax Liability for such taxable year (or portion thereof). If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. For clarity, the calculation of a Realized Tax Detriment shall not take into account any liability of the Corporate Taxpayer or its Subsidiaries for which the Corporate Taxpayer or its Subsidiaries has been indemnified or is entitled to an indemnity pursuant to the Reorganization Agreement. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year (e.g., if a relevant taxable year does not close on the date hereof), then calculations of such actual liability (including determinations relating to NOLs, Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date (e.g., the date hereof if a relevant taxable year does not close on the date hereof).
“Reconciliation Dispute” has the meaning set forth in Section 7.8 of this Agreement.
“Reconciliation Procedures” has the meaning set forth in Section 2.2(a) of this Agreement.
“Reference Asset” means (x) with respect to any Exchange, an asset that is held by Holdings LLC, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of such Exchange and (y) with respect to the Original Acquisition, an asset that at the time of the Original Acquisition was held by and as of the date hereof is held by Holdings LP or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Reorganization” has the meaning set forth in the Recitals of this Agreement.
“Reorganization Agreement” means that certain Reorganization Agreement dated as of the date hereof by the parties hereto and certain other parties.
“Schedule” means any of the following: (i) a Tax Benefit Schedule, or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.
“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.
“Shareholder” means, as the context requires, any shareholder of Trimaran Cabinet or SKM Norcraft Corp. that held an equity interest in Trimaran Cabinet or SKM Norcraft Corp, as applicable, as of immediately prior to the Reorganization (or permitted assignee who becomes a “Shareholder” by way of a joinder pursuant to Section 7.5).
“SKM Norcraft Basis Adjustments” has the meaning given such term in the Tax Receivable Agreement (SKM Norcraft Contribution).
“SKM Norcraft NOLs” has the meaning given such term in the Tax Receivable Agreement (SKM Norcraft Contribution).
“SKM Norcraft Representative” has the meaning given such term in the Tax Receivable Agreement (SKM Norcraft Contribution).
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.
“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.
“Tax Receivable Agreements” shall mean this Agreement and the Other Tax Receivable Agreements.

“Tax Receivable Agreement (Exchanges)” means the Tax Receivable Agreement (Exchanges), dated on or about the date hereof, among Corporate Taxpayer and the LLC Unit Holders.
“Tax Receivable Agreement (SKM Norcraft Contribution)” means the Tax Receivable Agreement (SKM Norcraft Contribution), dated on or about the date hereof, among Corporate Taxpayer and each Shareholder of SKM Norcraft Corp.
“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.
“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.
“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Trimaran Cabinet” has the meaning set forth in the Recitals.
“Trimaran Cabinet Basis Adjustments” means the Basis Adjustments of Trimaran Cabinet as a result of the Original Acquisition.
“Trimaran Cabinet NOLs” has the meaning set forth in the Recitals.
“Trimaran Cabinet Representative” has the meaning set forth in Section 2.2(a) of this Agreement.
“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each taxable year ending on or after such Early Termination Date, Corporate Taxpayer will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such taxable year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from post-Early Termination Date Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such taxable year will be those specified for each such taxable year by the Code and other law as in effect on the Early Termination Date (but taking into account for the applicable taxable years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (3) any loss carryovers generated by any Basis Adjustment, the NOLs or Imputed Interest and available as of the Early Termination Date will be used by Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of in a taxable sale on the fifteenth anniversary of the applicable Basis Adjustment for an amount sufficient to fully use the Basis Adjustments with respect to such assets; provided that, in the event of a Change in Control which includes a taxable sale of any relevant asset, such non-amortizable assets shall be deemed disposed of at the time of the Change in Control date (if earlier than such fifteenth anniversary), (5) if, on the Early Termination Date, an LLC Unit Holder has LLC Units that have not been Exchanged, then each such LLC Unit shall be deemed to be Exchanged for the Market Value of the Common Stock on the Early Termination Date, and such LLC Unit Holder shall be deemed to receive the amount of cash such LLC Unit Holder would have been entitled to pursuant to this Agreement had such LLC Units actually been Exchanged on the Early Termination Date, determined using the Valuation Assumptions and (6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.
“Voting Securities” shall mean any securities of Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of Corporate Taxpayer’s stockholders or generally in the election of the Board.

Section 1.2.Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:
(a)    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b)    words importing any gender shall include other genders;
(c)    words importing the singular only shall include the plural and vice versa;
(d)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;
(e)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(g)    references to any Person include the successors and permitted assigns of such Person;
(h)    the use of the words “or,” “either” and “any” shall not be exclusive;
(i)    wherever a conflict exists between this Agreement and any other agreement among parties hereto, this Agreement shall control but solely to the extent of such conflict;
(j)    references to “$” or “dollars” means the lawful currency of the United States of America;
(k)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(l)    the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
Section 2.1 Tax Benefit Schedule.
(a) Tax Benefit Schedule. Within sixty (60) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of Corporate Taxpayer for any taxable year in which there is a Realized Tax Benefit or Realized Tax Detriment, Corporate Taxpayer shall provide to each Shareholder a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Realized Tax Detriment for such taxable year and the portion of any Tax Benefit Payment that is Attributable to such Shareholder (a “Tax Benefit Schedule”). The Tax Benefit Schedules provided by Corporate Taxpayer will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b).
(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each taxable year is intended to measure the decrease or increase in the actual liability for Taxes of Corporate Taxpayer and its wholly-owned Subsidiaries for such taxable year (or portion thereof) attributable to the Basis Adjustments, the NOLs and the Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes of Corporate Taxpayer and its wholly-owned Subsidiaries will take into account any deduction of Imputed Interest.
Section 2.2 Procedure, Amendments.
(a) Procedure. Every time Corporate Taxpayer delivers to a Shareholder an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, Corporate Taxpayer shall also allow Trimaran Fund II, L.L.C. (or other Person designated by Trimaran Fund II, L.L.C. to be a successor representative) (the “Trimaran Cabinet Representative”) reasonable access, at the cost of the Trimaran Cabinet Representative, to the appropriate representatives, as determined by Corporate Taxpayer, at Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the applicable Shareholder the applicable Schedule or amendment thereto unless (i) the Trimaran Cabinet Representative within thirty (30) calendar days after the date Corporate Taxpayer sent such Schedule or amendment thereto provides Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Trimaran Cabinet Representative’s material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax law (an “Objection Notice”) or (ii) the applicable Shareholder provides a written waiver of the right of the Trimaran Cabinet Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If the parties are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, the parties shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).
(b) Amended Schedule. The applicable Schedule for any taxable year may be amended from time to time by Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Shareholder, (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement or the Other Tax Receivable Agreements, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such taxable year attributable to a carryback or carryforward of a loss or other tax item to such taxable year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such taxable year attributable to an amended Tax Return filed for such taxable year, or (vi) to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).
Section 2.3 Consistency with Tax Returns. Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including the Trimaran Cabinet NOLs, Trimaran Cabinet Basis Adjustments, the Schedules, and the determination of the Realized Tax Benefit or Realized Tax Detriment, shall be made in accordance with any elections, methodologies or positions taken by Corporate Taxpayer on its Tax Returns.

ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.1 Payments.
(a) Payments. Within five (5) Business Days after all the Tax Benefit Schedules (as defined in each of the Tax Receivable Agreements) with respect to the taxable year delivered (i) to each Shareholder and (ii) to the parties to the Other Tax Receivable Agreements become final in accordance with Article II of this Agreement and Article II of each of the Other Tax Receivable Agreements, respectively, Corporate Taxpayer shall pay to each Applicable Shareholder for such taxable year (A) a portion of the Tax Benefit Payment (if any) determined pursuant to Section 3.1(b) in an amount equal to the portion of such Tax Benefit Payment Attributable to such Applicable Shareholder, less (B) such applicable Shareholder’s portion of any indemnification obligation due to Corporate Taxpayer pursuant to the Reorganization Agreement (for the avoidance of doubt, treating for purposes of this clause (B) only, any Shareholder who became a Shareholder by reason of a direct or indirect transfer of interests in this Agreement by a Shareholder who was a party to the Reorganization Agreement as having the indemnification obligation of such original Shareholder (or a proportionate part of such indemnification obligation in the case of a transfer of a portion of the original Shareholder’s interests under this Agreement)), but only to the extent such indemnification obligation has not been previously applied to reduce a payment pursuant to this Section 3.1(a) or satisfied by such Shareholder in cash. Each such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Applicable Shareholder to Corporate Taxpayer or as otherwise agreed by Corporate Taxpayer and the Applicable Shareholder.
(b) A “Tax Benefit Payment” for a taxable year means an aggregate amount, not less than zero, to be paid by the Corporate Taxpayer pursuant to Section 3.1 of this Agreement and Section 3.1 of each of the Other Tax Receivable Agreements (determined without regard to clause (B) of Section 3.1(a) of each Contribution Tax Receivable Agreement), equal to the sum of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law, as reasonably determined by Corporate Taxpayer. The “Net Tax Benefit” for a taxable year (or portion thereof) shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such taxable year (or portion thereof) over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments of Interest Amounts) and (ii) the total amount of payments previously made under Section 3.1 of each of the Other Tax Receivable Agreements (determined without regard to clause (B) of Section 3.1(a) of each Contribution Tax Receivable Agreement and excluding payments attributable to Interest Amounts (as defined in such agreement)); provided, for the avoidance of doubt, that a Shareholder shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a taxable year (or portion thereof) shall equal the interest on the Net Tax Benefit with respect to such taxable year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of Corporate Taxpayer for such taxable year until the Payment Date.
Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement. In addition, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount payable under the Other Tax Receivable Agreements. In no event shall Corporate Taxpayer be required with respect to any taxable year to pay an aggregate amount pursuant to this Article III and Article III of the Other Tax Receivable Agreements in excess of the Tax Benefit Payment for such taxable year. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
ARTICLE IV
TERMINATION
Section 4.1 Early Termination, Change in Control and Breach of Agreement.
(a) Corporate Taxpayer may, with the consent of a majority of the disinterested members of the Board terminate this Agreement with respect to all amounts payable to all of the Shareholders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying to such Persons an Early Termination Payment; provided, however, that this Agreement shall only terminate with respect to any such Person upon the payment of such Early Termination Payment to such Person, and provided, further, that Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early

Termination Payment has been paid. Upon payment of an Early Termination Payment by Corporate Taxpayer to a Shareholder, neither the Shareholder nor Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any portion of a Tax Benefit Payment (1) agreed to by Corporate Taxpayer and the Shareholder as due and payable but unpaid as of the Early Termination Date, (2) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (3) due for the taxable year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (1), (2) and (3) are included in the calculation of the Early Termination Payment).
(b) In the event that there occurs a Change in Control (and, in the case of a Change in Control described in clause (i), (ii) or (iii) of such term, contingent upon consummation of the transaction described in such clause) or Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to each Shareholder and shall include (1) each Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and Corporate Taxpayer shall provide each Shareholder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (2) any portion of a Tax Benefit Payment agreed to by Corporate Taxpayer and any Shareholder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable, (3) any portion of a Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (4) any portion of a Tax Benefit Payment due for the taxable year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (2), (3) and (4) are included in the calculation of the amount described in clause (1)) . Notwithstanding the foregoing, in the event that Corporate Taxpayer materially breaches this Agreement, each Shareholder shall be entitled to elect to receive the amounts set forth in clauses (1), (2), (3) and (4) above or to seek specific performance of the terms hereof. The parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if Corporate Taxpayer fails to make any Tax Benefit Payment (or portion thereof) when due to the extent that the Board determines in good faith that Corporate Taxpayer has insufficient funds (taking into account funds of its Subsidiaries that are permitted to be distributed to Corporate Taxpayer pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness, but not taking into account funds of its Subsidiaries that are not permitted to be distributed pursuant to the terms of such agreements or documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Board determines in good faith that (x) Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which Holdings LLC or Norcraft Companies, LP is a party, guarantor or otherwise an obligor as of the date of this Agreement (or within the one-year anniversary of the date of this Agreement) (the “Initial Debt Documents”) or any other document evidencing indebtedness to which Holdings LLC or Norcraft Companies, LP becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of Corporate Taxpayer’s ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents (again, as determined by the Board in good faith), or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause Corporate Taxpayer to be undercapitalized, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).
Section 4.2 Early Termination Notice. If Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, Corporate Taxpayer shall deliver to each Shareholder notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such Shareholder. The Early Termination Schedule provided to a Shareholder shall become final and binding on each party thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Shareholder such Early Termination Schedule unless (a) the Trimaran Cabinet Representative within thirty (30) calendar days after the date Corporate Taxpayer sent such Schedule or amendment thereto, provides Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the applicable Shareholder provides a written waiver of the right of the Trimaran Cabinet Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If Corporate Taxpayer and the Trimaran Cabinet Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, Corporate Taxpayer and the Trimaran Cabinet Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final in accordance with this Section 4.2 and the Reconciliation Procedures shall be the “Early Termination Effective Date”.
Section 4.3 Payment upon Early Termination.
(a) Within five (5) Business Days after the later of (i) the Early Termination Effective Date and (ii) if Corporate Taxpayer is concurrently exercising early termination rights under the Other Tax Receivable Agreements (or there is a Change in Control within the meaning of such Other Tax Receivable Agreements), the Early Termination Effective Date pursuant to the Other Tax Receivable Agreements, Corporate Taxpayer shall pay to each Shareholder an amount equal to its Early Termination Payment. Such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the Shareholder or as otherwise agreed by Corporate Taxpayer and the Shareholder. In the event that one or more (but not all) of the Tax Receivable Agreements are terminated as of a given time, then the calculation of payments pursuant to the Tax Receivable Agreements that were not terminated shall be made as if no Tax Receivable Agreements were terminated. Notwithstanding the foregoing, in the event of an acceleration of Corporate Taxpayer’s payment obligations hereunder pursuant to a Change in Control described in clauses (i), (ii) or (iii) of the definition of such term, Corporate Taxpayer’s payment obligations pursuant to such Change in Control shall not be due and payable prior to, and shall be contingent upon, the consummation of the transactions described in such clauses.
(b) “Early Termination Payment” shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of the portion of the Tax Benefit Payment that would be required to be paid by Corporate Taxpayer to the applicable Shareholder under Section 3.1(a) of this Agreement beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment (or portion thereof) or Early Termination Payment required to be made by Corporate Taxpayer to a Shareholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer that are not Senior Obligations.
Section 5.2 Late Payments by Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a Shareholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or the Agreed Rate, to the extent expressly contemplated by this Agreement) and commencing from the date on which such Tax Benefit Payment (or portion thereof) or Early Termination Payment was due and payable.
ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.1 Participation in Corporate Taxpayer’s and Holdings LLC’s Tax Matters. Except as otherwise provided herein or in the Reorganization Agreement or LLC Agreement, Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer, Holdings LLC and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.
Section 6.2 Consistency. Corporate Taxpayer and each Shareholder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each portion of a Tax Benefit Payment and any Imputed Interest) in a manner consistent with that specified by Corporate Taxpayer in any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement unless otherwise required by law based on written advice of an Advisory Firm. Each Shareholder that does intend to report inconsistent with that specified by Corporate Taxpayer in any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement shall provide thirty (30) days advance written notice to the Corporate Taxpayer.
Section 6.3 Cooperation. Each Shareholder shall (a) furnish to Corporate Taxpayer in a timely manner such information, documents and other materials as Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, complying with any Tax law, or contesting or defending any audit, examination or controversy with any Taxing Authority or other governmental authority, (b) make itself available to Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Corporate Taxpayer shall reimburse the Shareholder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Corporate Taxpayer, to:
Norcraft Companies, Inc.
3020 Denmark Avenue
Suite 100
Eagan, Minnesota 55121
Attention:
Facsimile:
E-mail:

with a copy (which shall not constitute notice to Corporate Taxpayer) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Carl Marcellino
Daniel Evans

Facsimile:    646.728.1523
E-mail:    carl.marcellino@ropesgray.com
daniel.evans@ropesgray.com

If to any Shareholder, to the address and other contact information set forth in the records of Corporate Taxpayer from time to time.
Any party may change its address, fax number or e-mail by giving the other party written notice of its new address or fax number in the manner set forth above.
Section 7.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. A facsimile signature page (or signature page in similar electronic form) hereto shall be treated by the parties for all purposes as equivalent to a manually signed signature page.
Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (along with the Other Tax Receivable Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the parties hereto agree that the parties to the Other Tax Receivable Agreements are expressly made third party beneficiaries of the provisions of this Agreement.
Section 7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 7.5 Successors; Assignment; Amendments; Waivers.
(a) No Shareholder may assign this Agreement to any person without the prior written consent of Corporate Taxpayer. If the Corporate Taxpayer gives prior written consent to a transfer, the transfer shall be permitted only upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become a “Shareholder” for all purposes of this Agreement.
(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Corporate Taxpayer and a majority of Shareholders party to the Agreement (measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) above). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement and provided that, for the avoidance of doubt, if a Change in Control has occurred and an Early Termination Payment is required to be made then the Corporate Taxpayer’s payment obligations shall be determined taking into account the provisions of Article IV).
Section 7.6 [Intentionally Omitted]

Section 7.7 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the state of Delaware. To the fullest extent permitted by law, no suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in the Delaware Chancery Court, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. To the fullest extent permitted by law, each party hereto irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim herein.
Section 7.8 Reconciliation. In the event that Corporate Taxpayer and the Trimaran Cabinet Representative are unable to resolve a disagreement with respect to the matters governed by Articles II or IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties and the LLC Unit Holder Representative and the SKM Norcraft Representative to the extent the LLC Unit Holders and the Shareholders under the Tax Receivable Agreement (SKM Norcraft Contribution) could reasonably be expected to be adversely affected by resolution of any issue in any Objection Notice. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless Corporate Taxpayer and the Trimaran Cabinet Representative (and, as applicable, the LLC Unit Holder Representative and the SKM Norcraft Representative) agree otherwise), the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Corporate Taxpayer or such other parties or other actual or potential conflict of interest. If the applicable parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Section 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. To the extent objections have been substantially contemporaneously raised by the LLC Unit Holder Representative or the Trimaran Cabinet Representative or the SKM Norcraft Representative, all such objections shall be resolved by a single Expert together. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.8 shall not restrict the ability of Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by Corporate Taxpayer and the other parties participating in the Reconciliation Dispute. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on Corporate Taxpayer and the other parties participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.
Section 7.9 Withholding. Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement to a present or former Shareholder such amounts as Corporate Taxpayer determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder.
Section 7.10 Admission of Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
(a) If Corporate Taxpayer is or becomes a member of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (ii) Tax Benefit Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit, Realized Tax Detriment, Hypothetical Tax Benefit Amounts, Early Termination

Payments and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole. Corporate Taxpayer shall cause Trimaran Cabinet Corp. and SKM Norcraft Corp. to join in filing a consolidated income tax return with Corporate Taxpayer for U.S. federal income tax purposes (and also to join with Corporate Taxpayer in filing any combined or unitary income tax returns allowable under applicable state or local law) immediately following their contribution into Corporate Taxpayer pursuant to the Reorganization Agreement, and shall cause Trimaran Cabinet Corp. and SKM Norcraft Corp. to (and shall take such actions reasonably available to ensure Trimaran Cabinet Corp. and SKM Norcraft Corp. are able to) continue to so file for as long as Trimaran Cabinet Corp. and SKM Norcraft Corp. are in existence, except as otherwise prohibited by applicable law.
(b) If any entity that is or may be obligated to make a Tax Benefit Payment or Early Termination Payment hereunder, or any entity any portion of the income of which is included in the income of the Corporate Taxpayer’s consolidated, combined, affiliated or unitary group, directly or indirectly transfers (as determined for U.S. federal income tax purposes) one or more assets to a Person classified as a corporation for U.S. income tax purposes with which such entity does not file a consolidated income tax return pursuant to Section 1501 et seq. of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income tax return under applicable state or local law), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, increased by the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a contribution of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding).
(c) Except for transfers covered by Section 7.10(b) of this Agreement or that constitute a Change in Control, if any of Trimaran Cabinet Corp., SKM Norcraft Corp, or Corporate Taxpayer directly or indirectly transfers (as determined for U.S. federal income tax purposes) LLC Units (including any transfer which results in a liquidation of Holdings LLC for U.S. federal income tax purposes) where such transfer would impact the amounts payable pursuant to any of the Tax Receivable Agreements, the calculation of payments pursuant to the Tax Receivable Agreements shall be made as if such transfer did not occur.
Section 7.11 Confidentiality. Each Shareholder and each of its assignees acknowledge and agree that the information of Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Corporate Taxpayer and its Affiliates and successors, learned by the Shareholder heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Shareholder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Shareholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Shareholders and each of their assignees (and each employee, representative or other agent of the Shareholders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to Corporate Taxpayer and its Affiliates, Holdings LLC and its Affiliates, the Shareholder or assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Shareholder or assignee relating to such tax treatment and tax structure and any related tax strategies.
If the Shareholder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Corporate Taxpayer or its Affiliates and the accounts and funds managed by Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Shareholder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Shareholder (or direct or indirect equity holders in such Shareholder) upon the IPO, Reorganization or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Shareholder or any direct or indirect owner of the Shareholder, then at the election of the Shareholder and to the extent specified by the Shareholder, this Agreement shall cease to have further effect with respect to such Shareholder and shall for clarity not apply to an Exchange by such Shareholder occurring after a date specified by the Shareholder.
Section 7.13 Independent Nature of Shareholders’ Rights and Obligations. The rights and obligations of each Shareholder hereunder are independent of the rights and obligations of any other Shareholder hereunder. No Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder, nor shall any Shareholder have the right to enforce the rights or obligations of any other Shareholder hereunder. The obligations of each Shareholder hereunder are solely for the benefit of, and shall be enforceable solely by, Corporate Taxpayer. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein or in any other agreement or document delivered at any closing (other than the Partnership Agreement and any joinder thereto), and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Corporate Taxpayer acknowledges that the Shareholders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

IN WITNESS WHEREOF, Corporate Taxpayer and each Shareholder have duly executed this Agreement as of the date first written above.

NORCRAFT COMPANIES, INC.

By:	/s/ Mark Buller
Name: Mark Buller
Title: Chief Executive Officer

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]

SHAREHOLDERS

Trimaran Fund II, L.L.C.

By:	/s/ Jay Bloom
Name: Jay Bloom
Title:

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]

Trimaran Capital, L.L.C.

By:	/s/ Jay Bloom
Name: Jay Bloom
Title:

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]

Trimaran Parallel Fund II, L.P.

By:
its General Partner

By:	/s/ Jay Bloom
Name: Jay Bloom
Title:

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]

CIBC Employee Private Equity Fund (Trimaran) Partners

By:	/s/ Jay Bloom
Name: Jay Bloom
Title:

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]

CIBC Capital Corporation

By:	/s/ Jay Bloom
Name: Jay Bloom
Title:

[Signature Page to Tax Receivable Agreement (Trimaran Cabinet Contribution)]